Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of CSI Compressco LP pertaining to its Second Amended and Restated 2011 Long Term Incentive Plan of our reports dated March 1, 2018, with respect to the consolidated financial statements of CSI Compressco LP and the effectiveness of internal control over financial reporting of CSI Compressco LP included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
December 4, 2018